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                                                                    EXHIBIT 10.6

[YORK INTERNATIONAL CORPORATION LOGO]                               PERSONAL AND
                                                                    CONFIDENTIAL
                                                                    INTER-OFFICE
                                                                  CORRESPONDENCE

TO: Executive

FROM:

DATE:

RE: York International Mid-Term Plan

I am pleased to inform you that you have been approved by the Board of Directors to participate in the (Year 1) - (Year 3) Mid-Term Incentive Plan (The "Plan") portion of the Company's 2002 Incentive Compensation Plan. Please refer to the 2002 Incentive Compensation Plan for more details on the Plan description and policies.

For the Plan, which is effective January 1, (Year 1) through December 31, (Year
3), your incentive compensation will be based on the following performance goals:

      1.    Corporate Earnings Per Share (EPS) reported for (Year 3).

      2.    Corporate Return on Net Capital Employed (RONCE) for (Year 3).

There are three levels of achievement for each goal. The achievement level will be linearly pro-rated based on actual results. The weighting for the two metrics is 50/50.

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The table below shows your (Year 3) EPS and RONCE Threshold, Target and Maximum goals as well as award percentages for goal achievement.

     GOAL (WEIGHT)                      THRESHOLD          TARGET            MAXIMUM
-----------------------                 ---------          ------            -------
York (Year 3) EPS (50%)                     $                $                  $
  York (Year 3) RONCE
        (50%)*                              %                %                  %

   Incentive Amount                         %                %                  %

*Only payable if EPS at least at Threshold

At each achievement level, bonus as a percent of salary is specified. The award amount for each goal is determined by multiplying the bonus percentage for the actual result by the weighting of the goal, and further by your year-end (Year
3) base annual salary rate.

Distribution of the amount earned under the Plan will be made after the Company's results for (Year 3) have been audited. The actual timing, amounts and individual distribution of those amounts are predicated upon actual performance, and are ultimately approved by the Compensation Committee of the Board of Directors. In the event of death, disability, retirement or termination, other than for cause, payments will be prorated for the time of employment. If you voluntarily leave the company or are terminated for cause prior to the end of the 3-year Plan period, any incentive payment will be forfeited.

Targets are confidential information and may not be communicated outside of the Company, and should only be discussed internally on a need-to-know basis.